PACIFIC LIFE FUND - PL MID-CAP GROWTH FUND
  Report Pursuant to Rule 10f-3
  Quarter Ended 03/31/2012

              Securities Purchased
Item
(1)  Name of Issuer

Zynga Inc.

(2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)

Common Stock

(3)  Date of Purchase

03/28/2012

(4)  Date of Offering
03/28/2012

(5)  Unit Price

$12.00

(6)  Principal Amount of Total Offering

$515,629,836

(7)  Underwriting Spread:
  Dollars ($)   $0.3600
  Percent (%)   3.0000%

(8)  Names of Syndicate Members
For the purchased 10f-3 only:
Insert all Syndicate Members
(not just those listed on cover of offering document).

Morgan Stanley & Co LLC, Goldman Sachs & Co, Merrill Lynch,
Pierce, Fenner & Smith Inc, Barclays Capital Inc, JP Morgan
Securities LLC, Allen & Company, LLC,

(9)  Dollar Amount of Purchase by the Portfolio

$181,416

(10)  % of Offering Purchased by Portfolio

0.0352%

(11)  % of Offering Purchased by Associated Accounts

9.9720%

(12)  % of Portfolio Assets Applied to Purchase

0.2500%

(13)  Name(s) of Syndicate Members (s) from whom Purchased

Goldman Sachs

(14)  Name of Affiliated Underwriter

Morgan Stanley